Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Domo, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(a)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class B common stock, $0.001 par value per share, reserved for issuance under the 2018 Equity Incentive Plan	457(c) and 457(h)	1,649,674(b)	$39.97(d)	$65,937,470	$92.70 per $1,000,000	$6,113
Equity	Class B common stock, $0.001 par value per share, reserved for issuance under the 2018 Employee Stock Purchase Plan	457(c) and 457(h)	164,967(c)	$33.98(e)	$5,605,579	$92.70 per $1,000,000	$520
Total Offering Amounts					$71,543,049		$6,633
Total Fee Offsets							–
Net Fee Due							$6,633

a.Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class B common stock that become issuable under the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class B common stock.

b.Represents an automatic annual increase on February 1, 2022 to the number of shares of the Registrant’s Class B common stock reserved for issuance under the 2018 Plan pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares of the Registrant’s Class B common stock available for grant and issuance under the 2018 Plan is subject to an annual increase on the first day of each fiscal year starting on February 1, 2019, by an amount equal to the least of (i) 3,500,000 shares of Class B common stock, (ii) five percent (5%) of the outstanding shares of Class A and Class B common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by the Registrant’s board of directors no later than the last day of the immediately preceding fiscal year.

c.Represents an automatic annual increase on February 1, 2022 to the number of shares of the Registrant’s Class B common stock reserved for issuance under the 2018 ESPP pursuant to an “evergreen” provision contained in the 2018

Exhibit 107
ESPP. Pursuant to such provision, the number of shares of the Registrant’s Class B common stock available for issuance under the 2018 ESPP is subject to an annual increase on the first day of each fiscal year starting on February 1, 2019, by an amount equal to the least of (i) 1,050,000 shares of Class B common stock, (ii) one and one-half percent (1.5%) of the outstanding shares of Class A and Class B common stock on the last day of the immediately preceding fiscal year or (iii) such amount as determined by the administrator of the 2018 ESPP.

d.Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $39.97 per share, which is the average of the high and low prices of the Registrant’s Class B common stock on March 15, 2022, as reported on the NASDAQ Global Market.

e.Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $39.97 per share, which is the average of the high and low prices of Registrant’s Class B common stock on March 15, 2022, as reported on the NASDAQ Global Market. Pursuant to the 2018 ESPP, the purchase price of the shares of Class B common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Class B common stock on the last trading day prior to the first trading day of each offering period or on the last trading day prior to the exercise period.